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                                                                     EXHIBIT 5.1


                              Hughes & Luce, L.L.P.
                          1717 Main Street, Suite 2800
                               Dallas, Texas 75201


                                November 30, 2000


Anchor Gaming
815 Pilot Road, Suite G
Las Vegas, Nevada  89119


Ladies and Gentlemen:

         We have acted as counsel to Anchor Gaming, a Nevada corporation (the "Company"), and Anchor Coin, a Nevada corporation, Anchor Native American Gaming Corporation, a Nevada corporation, Anchor Pala Development LLC, a Delaware limited liability company, Anchor Pala Management LLC, a Delaware limited liability company, Automated Wagering International, Inc., a Delaware corporation, C.G. Investments, Inc., a Nevada corporation, DD Stud, Inc., a Nevada corporation, Dynatote of Pennsylvania, Inc., a Pennsylvania corporation, Green Mountain Entertainment, Inc., a Nevada corporation, Nuevo Sol Turf Club, Inc., a New Mexico corporation, Powerhouse Technologies, Inc., a Delaware corporation, Raven's D&R Music Systems, Inc., a Montana corporation, United Tote Company, a Montana corporation, United Wagering Systems, Inc., a Delaware corporation, VLC, Inc., a Montana corporation, and VLC of Nevada, Inc., a Nevada corporation (collectively, the "Guarantors"), in connection with the Company's Registration Statement on Form S-4, as filed with the Securities and Exchange Commission (the "Commission") on December 1, 2000 under the Securities Act of 1933, as amended, with respect to the exchange of an aggregate principal amount of up to $250 million of 9 7/8% Senior Subordinated Exchange Notes due 2008 of the Company (the "New Notes") for a like aggregate principal amount of the issued and outstanding 9 7/8% Senior Subordinated Notes of the Company due 2008 (the "Old Notes").

         In rendering this opinion, we have examined and relied upon executed originals, counterparts, or copies of such documents, records, and certificates (including certificates of public officials and officers of the Company and the Guarantors) as we considered necessary or appropriate for enabling us to express the opinions set forth below. In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized, or certified copies.


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November 30, 2000
Page 2

         Based on the foregoing, we are of the opinion that the New Notes have been duly authorized and, when the Registration Statement has become effective and the New Notes have been duly executed, authenticated, issued, and delivered in accordance with the Registration Rights Agreement dated as of October 17, 2000 among the Company, the Guarantors and Banc of America Securities LLC, as Representative for the Initial Purchasers, and the Indenture dated as of October 17, 2000 between the Company and U.S. Trust Company, National Association, as Trustee (the "Indenture"), against payment therefor, such New Notes will be legally issued and will constitute the valid and legally binding obligations of the Company.

         In connection with our opinion above, we have assumed that at or prior to the time of delivery of the New Notes, the authorization of the New Notes will be applicable to each New Note, will not be modified or rescinded, and there will not have occurred any change in law affecting the validity or enforceability of such New Notes. We have also assumed that the issuance and delivery of the New Notes will not violate any applicable law or will not result in a violation of any provision of any instrument or agreement then binding on the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

         This opinion may be filed as an exhibit to the Registration Statement. We also consent to the reference to this firm as having passed on the validity of the New Notes under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                             Very truly yours,

                                             /s/ Hughes & Luce, L.L.P.